Exhibit 99.1

EAGLE BULK SHIPCO LLC
AND SUBSIDIARIES

Management's Report

Responsibility Statement

Consolidated Financial Statements as of and for the Years ended
December 31, 2018 and 2017

Independent Auditors' Report

Management's report

We are Eagle Bulk Shipco LLC ("Shipco" or "Issuer"), a limited liability company organized under the laws of Marshall Islands on September 20, 2016 together with its wholly-owned subsidiaries of 28 vessel owning entities, (the "Company"). The Company is engaged in the ocean transportation of dry bulk cargoes worldwide through the ownership, charter and operation of dry bulk vessels. The Company's fleet is comprised of Supramax and Ultramax bulk carriers, which are considered to be Handymax class of vessels and the Company operates its business in one business segment. The operations of the vessels are managed by Eagle Bulk Management LLC, a wholly-owned subsidiary of Eagle Bulk Shipping Inc. (the "Parent Company").  Shipco is a wholly-owned subsidiary of the Parent Company.

Financial Review

In 2018, drybulk demand increased by 2.3% compared to an increase of 4.0% in 2017. The demand growth in 2018 was primarily driven by an increase in the coal trade led by China and India, and an increase in the demand for minor bulks. The BSI, a drybulk index based on 52,000 dwt vessels, averaged $11,204 for 2018, compared to $9,168 for 2017.

Revenues, net for the year ended December 31, 2018 were $146.2 million compared to $109.1 million for the year ended December 31, 2017. Revenues, net increased by 34% compared to the prior year ended December 31, 2017 primarily due to an increase in charter hire rates attributable to an improvement in the drybulk market offset by decrease in available days due to sale of the vessel Thrush during 2018.

Voyage expenses for the years ended December 31, 2018 and 2017 were $33.0 million and $22.5 million, respectively. Voyage expenses have primarily increased due to an increase in bunker prices in the current year compared to the prior year.

Vessel expenses for the years ended December 31, 2018 and 2017 were $48.1 million and $49.1 million, respectively. The decrease in vessel expenses is attributable to sale of one vessel during 2018. The ownership days for the year ended December 31, 2018 were 10,108 compared to 10,210 for the prior year ended December 31, 2017.

Average daily vessel operating expenses for our fleet for the year ended December 31, 2018 were $4,757 compared to $4,806 for the year ended December 31, 2017.

Depreciation and amortization expense for the years ended December 31, 2018 and 2017 was $20.9 million and $20.3 million, respectively. Total depreciation and amortization expense for the year ended December 31, 2018 includes $17.1 million of vessel and other fixed assets depreciation and $3.8 million relating to the amortization of deferred drydocking costs. Comparable amounts for the year ended December 31, 2017 were $17.2 million of vessel and other fixed asset depreciation and $3.1 million of amortization of deferred drydocking costs. The increase in drydock amortization expense is primarily due to additional amortization on 5 vessels, which were drydocked during the year.

Interest expense for the year ended December 31, 2018 was $17.8 million compared to $1.7 million in the prior year. The interest expense for the year ended December 31, 2017 represents only interest expense from November 22, 2017 until December 31, 2017. Prior to November 22, 2017, the Company had no outstanding debt and the 26 guarantors served as security under outstanding debt facilities by Eagle Shipping LLC ("Eagle Shipping"), a wholly-owned subsidiary of the Parent Company.

For the year ended December 31, 2018, the Company reported net income of $11.0 million, compared to a net loss of $1.0 million for the year ended December 31, 2017.

As of December 31, 2018, the Company's total assets were $406.0 million. Total fleet book value was $330.2 million, which decreased by $35.8 million primarily due to the sale of the vessel Thrush and the reclassification of the vessels, Merlin and Condor, as vessels held for sale along with vessel depreciation.

Cash, cash equivalents and restricted cash totalled to $30.2 million at December 31, 2018, compared to $7.7 million in the prior year. In 2018, the Company had net cash provided by operating activities of $23.2 million. The Company had net cash of $5.0 million provided by investing activities, with $10.7 million received from the sale of the vessel, Thrush and offset by amounts paid for scrubbers and ballast water. Net cash flows used in financing activities was $5.8 million primarily due to a $4.0 million principal repayment of the Norwegian Bond Debt.

The following are certain significant events which occurred during 2018:

•
On August 14, 2018, the Company entered into a contract for installation of BWTS on our owned vessels.The projected costs, including installation, is approximately $0.5 million per BWTS. The Company intends to complete the installation during scheduled drydockings in the next three years. The Company recorded $0.8 million in Other Assets in the Consolidated Balance Sheet as of December 31, 2018.

•
On September 4, 2018, the Company announced it had entered into a series of agreements to purchase up to 16 exhaust gas cleaning systems ("Scrubbers") which are to be retrofitted on owned vessels. The projected costs, including installation, is approximately $2.2 million per Scrubber. The retrofitted Shipco Vessels will be able to burn high sulfur fuel after the implementation of the sulfur emission cap regulation set forth by the International Maritime Organization ("IMO") which will become effective on January 1, 2020. The Company recorded $7.7 million in Other Assets in its Consolidated Balance Sheet as of December 31, 2018. The Company intends to complete the retrofit of a majority of vessels prior to the January 1, 2020, which is the implementation date of the new sulphur emission cap as set forth by the IMO.

•
On September 10, 2018, the Company sold the vessel Thrush for $10.7 million after brokerage commissions and associated selling expenses. The vessel delivered to the buyers in the third quarter of 2018. The Company recorded a gain of $0.1 million in its Consolidated Statements of Operations for the year ended December 31, 2018. The net proceeds received for the sale of the vessel Thrush was deposited into a restricted account as per the bond terms under the Norwegian Bond Debt.

•
On December 13, 2018, the Company signed a memorandum of agreement to sell the vessel Condor for $6.5 million after brokerage commissions and associated selling expenses. The vessel was delivered to the buyers in January 2019. The Company expects to record a gain of approximately $2.2 million in the first quarter of 2019. The Company recorded the carrying amount of the vessel as vessels held for sale as of December 31, 2018.

•
On January 4, 2019, the Company signed a memorandum of agreement to sell the vessel Merlin for $6.1 million after brokerage commissions and associated selling expenses. The vessel was delivered to the buyers in January 2019. The Company expects to record a gain of approximately $1.9 million in the first quarter of 2019. The Company recorded the carrying amount of the vessel as vessels held for sale in its Consolidated Balance Sheet as of December 31, 2018.

Business Strategy and Outlook:

We believe our strong balance sheet allows us the flexibility to opportunistically make investments in the drybulk segment that will drive shareholder growth. In order to accomplish this, we intend to:

•	Maintain a highly efficient and quality fleet in the drybulk segment.

•	Maintain a revenue strategy that takes advantage of a rising rate environment and at the same time mitigate risk in a declining rate environment.

•	Maintain a cost structure that allow us to be competitive in all economic cycles without sacrificing safety and maintenance.

•	Continue to grow our relationships with our charterers and vendors

•	Continue to invest in our on-shore operations and development of processes.

Our financial performance is based on the following key elements of our business strategy:

(1)
concentration in one vessel category: Supramax/Ultramax drybulk vessels, which we believe offer certain size, operational and geographical advantages relative to other classes of drybulk vessels, such as Handysize, Panamax and Capesize vessels,

(2)
An active owner-operator model where we seek to operate our own fleet and develop contractual relationships directly with cargo interests. These relationships and the related cargo contracts have the dual benefit of providing greater operational efficiencies and act as a balance to the Company’s naturally long position to the market. Notwithstanding the focus on voyage chartering, we consistently monitor the drybulk shipping market and, based on market conditions, will consider taking advantage of long-term time charters at higher rates when appropriate.

(3)	Maintain high quality vessels and improve standards of operation through improved standards and procedures, crew training and repair and maintenance procedures.

Risk Factors:

The drybulk shipping industry is highly cyclical and seasonal. In addition, due to the fast-changing short-term supply-demand dynamics, charter hire rates can be extremely volatile, leading to large potential swings in financial results and profitability.  Fluctuations in charter rates result from changes in the supply of, and demand for, vessel capacity and changes in the supply of, and demand for, drybulk commodities. Because the factors affecting supply-demand are outside of our control and are unpredictable, the nature, timing, direction and degree of changes in industry conditions are also unpredictable. If charter rates remain low for any significant period of time, this will have an adverse effect on our revenues, profitability, cash flows, and our ability to comply with the financial covenants in our loan agreements. Please refer to the Annual Report on Form 10-K filed with the SEC by our Parent Company, Eagle Bulk Shipping Inc., on March 13, 2019, for a discussion of additional risk factors.

Corporate Governance and Social Responsibility:

Eagle Bulk Shipco LLC and subsidiaries are subject to same corporate governance and social responsibility as the Parent Company, Eagle Bulk Shipping Inc. The current charters describing the nature and scope of the responsibilities of the Audit Committee and the Governance Committee are posted on our website at www.eagleships.com under the headings “Investor Relations-Corporate Governance”.

Our Fleet

The 27 vessels in our owned fleet as of December 31, 2018 are fitted with cargo cranes and cargo grabs that enable our vessels to load and unload cargo in ports that do not have shore-side cargo handling infrastructure in place. Our owned vessels are flagged in the Marshall Islands and are employed on time and voyage charters. Our owned fleet as of December 31, 2018 included the following vessels:

Vessel	Class	Dwt	Year Built

Bittern	Supramax	57,809	2009
Canary	Supramax	57,809	2009
Cardinal	Supramax	55,362	2004
Condor	Supramax	50,296	2001
Crane	Supramax	57,809	2010
Crested Eagle	Supramax	55,989	2009
Crowned Eagle	Supramax	55,940	2008
Egret Bulker	Supramax	57,809	2010
Goldeneye	Supramax	52,421	2002
Hawk I	Supramax	50,296	2001
Jaeger	Supramax	52,483	2004
Kestrel I	Supramax	50,351	2004
Merlin	Supramax	50,296	2001
Oriole	Supramax	57,809	2011
Osprey I	Supramax	50,206	2002
Owl	Supramax	57,809	2011
Petrel Bulker	Supramax	57,809	2011
Puffin Bulker	Supramax	57,809	2011
Roadrunner Bulker	Supramax	57,809	2011
Sandpiper Bulker	Supramax	57,809	2011
Shrike	Supramax	53,343	2003
Singapore Eagle	Ultramax	63,386	2017
Skua	Supramax	53,350	2003
Stamford Eagle	Ultramax	61,530	2016
Stellar Eagle	Supramax	55,989	2009
Tern	Supramax	50,209	2003
Thrasher	Supramax	53,360	2010

Responsibility statement

We confirm, to the best of our knowledge, that the financial statements for the years ended December 31, 2018 and 2017 have been prepared in accordance with current applicable accounting standards, and give a true and fair view of the assets, liabilities, financial position and profit for the Issuer and the Company taken as a whole.

We also confirm that the Management report includes a true and fair review of the development and performance of the business and the position of the Issuer and the Company, together with a description of the principal risks and uncertainties facing the entity and the group.

Stamford, CT USA, 29 April 2019

The Management of Eagle Bulk Shipco LLC

/s/ Gary Vogel	President and Chief Executive Officer (Principal Executive Officer)
Gary Vogel

/s/ Frank De Costanzo	Vice President, Secretary and Chief Financial Officer (Principal Financial and Accounting Officer)
Frank De Costanzo

INDEPENDENT AUDITORS' REPORT

To the Board of Directors of Eagle Bulk Shipping Inc.

We have audited the accompanying consolidated financial statements of Eagle Bulk Shipco LLC and its subsidiaries (the "Company"), which comprise the consolidated balance sheets as of December 31, 2018 and 2017, and the related consolidated statements of operations and comprehensive income (loss), changes in stockholder's equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.
Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditors' Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Eagle Bulk Shipco LLC and its subsidiaries as of December 31, 2018 and 2017, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP
New York, New York
April 29, 2019

EAGLE BULK SHIPCO LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31, 2018	December 31, 2017
ASSETS:
Current assets:
Cash and cash equivalents	$19,273,740	$7,744,005
Accounts receivable	9,145,026	9,869,508
Accounts receivable - related party	2,620,894	41,830
Prepaid expenses	1,342,765	516,845
Inventories	8,411,747	7,174,889
Vessels held for sale	8,458,444	—
Other current assets	421,944	126,837
Total current assets	49,674,560	25,473,914
Noncurrent assets:
Vessels and vessel improvements, at cost, net of accumulated depreciation of $80,546,985 and $70,558,905, respectively	330,215,290	366,054,562
Restricted cash	10,878,968	—
Deferred drydocking costs, net	6,386,377	6,765,953
Deferred financing costs - Super Senior Revolver Facility	285,342	190,000
Other Assets	8,545,916	—
Total noncurrent assets	356,311,893	373,010,515
Total assets	$405,986,453	$398,484,429
LIABILITIES & STOCKHOLDER'S EQUITY:
Current liabilities:
Accounts payable	$6,521,222	$3,448,101
Accrued interest	1,489,917	1,566,333
Fair value of derivatives	—	73,170
Other accrued liabilities	3,687,075	5,031,517
Unearned charter hire revenue	1,871,261	2,916,029
Current portion of long-term debt - Norwegian Bond Debt	8,000,000	4,000,000
Total current liabilities	21,569,475	17,035,150
Noncurrent liabilities:
Norwegian Bond Debt, net of debt discount and debt issuance costs	182,469,155	189,950,329
Total noncurrent liabilities	182,469,155	189,950,329
Total liabilities	204,038,630	206,985,479
Commitment and contingencies
Stockholder's equity:
Common shares, zero par value, 100 shares authorized and issued	—	—
Paid-in Capital	365,592,997	365,592,997
Accumulated Deficit	(163,645,174)	(174,094,047)
Total Stockholder's equity	201,947,823	191,498,950
Total liabilities and Stockholder's equity	$405,986,453	$398,484,429

The accompanying notes are an integral part of these Consolidated Financial Statements

EAGLE BULK SHIPCO LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME/(LOSS)

	For the Years Ended
	December 31, 2018	December 31, 2017
Revenues, net	$146,197,510	$109,086,680

Voyage expenses	32,969,227	22,464,776
Vessel expenses	48,086,046	49,065,948
Depreciation and amortization	20,941,306	20,298,433
General and administrative expenses	15,704,747	16,466,046
Gain on sale of vessels	(131,199)	—
Total operating expenses	117,570,127	108,295,203

Operating income	28,627,383	791,477

Interest expense	17,825,677	1,677,677
Interest income	(160,547)	—
Other (income)/expense, net	(42,634)	118,964
Total other expenses, net	17,622,496	1,796,641
Net income/(loss) and comprehensive income/(loss)	$11,004,887	$(1,005,164)

The accompanying notes are an integral part of these Consolidated Financial Statements

EAGLE BULK SHIPCO LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY

	Common shares amount	Paid-in Capital	Accumulated Deficit	Total Stockholder's Equity

Balance at January 1, 2017	—	$551,480,183	$(173,088,883)	$378,391,300
Net loss	—	—	(1,005,164)	(1,005,164)
Cash capital distribution to the Parent Company	—	(223,458,914)	—	(223,458,914)
Capital contribution of services by the Parent Company	—	14,825,300	—	14,825,300
Cash capital contribution by the Parent Company	—	22,746,428	—	22,746,428
Balance at December 31, 2017	—	365,592,997	(174,094,047)	191,498,950
Cumulative effect of accounting change*	—	—	(556,014)	(556,014)
Net Income	—	—	11,004,887	11,004,887
Balance at December 31, 2018	—	$365,592,997	$(163,645,174)	$201,947,823

*The opening accumulated deficit has been adjusted on January 1, 2018 in connection with the adoption of Accounting Standards Update 2014-09. Please refer to Note 2. Significant Accounting Policies to the consolidated financial statements.

The accompanying notes are an integral part of these Consolidated Financial Statements

EAGLE BULK SHIPCO LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended
	December 31, 2018	December 31, 2017
Cash flows from operating activities:
Net income/(loss)	$11,004,887	$(1,005,164)
Adjustments to reconcile net income/(loss) to net cash provided by operating activities:
Depreciation	17,158,251	17,212,097
Amortization of deferred drydocking costs	3,783,055	3,086,336
Amortization of debt discount and debt issuance costs	1,279,894	111,344
Management services contributed by the Parent Company	—	14,825,300
Net unrealized gain/(loss) on fair value of derivatives	(73,170)	73,170
Drydocking expenditures	(3,639,118)	(2,579,110)
Gain on sale of vessel	(131,199)	—
Changes in operating assets and liabilities:
Accounts receivable and accounts receivable - related party	(2,447,509)	(2,972,581)
Prepaid expenses	(825,920)	1,100,008
Inventories	(1,236,858)	(1,088,572)
Accounts payable	269,072	421,192
Accrued interest	(76,416)	1,566,333
Other current assets	37,308	(126,837)
Accrued expenses	(531,074)	(355,534)
Unearned revenue	(1,340,270)	(223,974)
Net cash provided by operating activities	23,230,933	30,044,008

Cash flows from investing activities:
Vessel purchases and improvements	(132,277)	(18,246,428)
Cash paid for scrubbers and ballast water treatment systems	(5,631,180)	—
Proceeds from sale of vessel	10,721,695	—
Net cash provided by/(used) in investing activities	4,958,238	(18,246,428)

Cash flows from financing activities:
Proceeds from the Norwegian Bond Debt, net of discount	—	198,092,000
Repayment of Norwegian Bond Debt	(4,000,000)	—
Other financing costs	(1,780,468)	(3,499,014)
Return of capital to the Parent Company	—	(223,458,914)
Capital contribution from Parent Company	—	22,746,428
Net cash used in financing activities	(5,780,468)	(6,119,500)
Net increase in cash and cash equivalents and restricted cash	22,408,703	5,678,080
Cash and cash equivalents and restricted cash at beginning of period	7,744,005	2,065,925
Cash and cash equivalents and restricted cash at end of period	$30,152,708	$7,744,005

Supplemental cash flow information:
Cash paid during the period for interest	$16,500,000	—
Non-cash accruals for Scrubbers and ballast water systems included in Accounts payable and other accrued liabilities	$2,914,736	$—
Accrued debt issuance costs during the period	$19,942	$944,000

The accompanying notes are an integral part of these Consolidated Financial Statements.

EAGLE BULK SHIPCO LLC AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1. General Information:

The accompanying consolidated financial statements include the accounts of Eagle Bulk Shipco LLC ("Shipco" or "Issuer"), a limited liability company organized under the laws of Marshall Islands on September 20, 2016, and its wholly-owned subsidiaries of 28 vessel owning entities (collectively, the "Company"). The Company is engaged in the ocean transportation of dry bulk cargoes worldwide through the ownership, charter and operation of dry bulk vessels. The Company's fleet is comprised of Supramax and Ultramax bulk carriers, which are considered to be Handymax class of vessels and the Company operates its business in one business segment. The operations of the vessels are managed by Eagle Bulk Management LLC, a wholly-owned subsidiary of Eagle Bulk Shipping Inc. (the "Parent Company").  Shipco is a wholly-owned subsidiary of the Parent Company.

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”).

As of December 31, 2018, the Company owned and operated a modern fleet of 27 oceangoing vessels, 25 Supramax and two Ultramax, with a combined carrying capacity of 1,492,897 dwt and an average age of approximately 10.9 years.

There are no charterers for the Company that individually accounted for more than 10% of the Company’s revenue for the years ended December 31, 2018 and 2017.

We adopted the Financial Accounting Standards Board's ("FASB") Accounting Standards Update ("ASU") 2014-09, "Revenue from Contracts with Customers" ("ASU 2014-09" or "ASC 606") as of January 1, 2018 utilizing the modified retrospective method of transition. ASC 606 impacted the timing of recognition of revenues from certain ongoing spot voyage charters as well as timing of recognition of certain voyage related expenses. Under ASC 606, revenue is recognized beginning from the commencement of loading until the completion of discharge at the discharge port instead of recognizing revenue from the discharge of the previous voyage provided an agreed non-cancellable charter between the Company and the charterer is in existence, the charter rate is fixed and determinable, and collectability is reasonably assured.
With the adoption of ASC 606, we recognize as an asset any costs incurred prior to commencement of loading because these costs are incurred to fulfill a contract and are directly relate to a contract or an anticipated contract that we can specifically identify. These costs are amortized over the term of the contract on a straight-line basis as the performance obligations are met.
We recorded an adjustment of approximately of $0.6 million to increase our opening accumulated deficit and increase our unearned revenue and other current assets on our Consolidated Balance Sheet on January 1, 2018. Please refer to Note 2 "Recently Adopted Accounting Pronouncements" for further information.
Share capital as of December 31, 2018 consists of 100 authorized and issued shares with no par value. The shares were issued to the Parent Company as its sole member.

Note 2. Significant Accounting Policies:

(a)
Basis of presentation: The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles and include the accounts of Eagle Bulk Shipco LLC and its wholly-owned subsidiaries. All intercompany balances and transactions were eliminated upon consolidation. As a result of the Company being financed at the Parent Company level through December 8, 2017, and the allocation through management fees of a portion of the Parent Company's general and administrative expenses, these financial statements may not be reflective of the Company's operations if the Company were to operate on a standalone basis.

(b)
Use of Estimates: The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant estimates include vessel valuation, residual value of vessels, the useful lives of vessels, allocation of Parent Company's general and administrative expenses and the fair value of derivatives. Actual results could differ from those estimates.

(c)
Cash and Cash Equivalents: The Company considers liquid investments such as time deposits and certificates of deposit with an original maturity of three months or less at the time of purchase to be cash equivalents.

(d)
Accounts Receivable: Accounts receivable includes receivables from charterers and related parties for hire and voyage charterers. At each balance sheet date, all potentially uncollectible accounts are assessed for purposes of determining the appropriate provision for doubtful accounts.

(e)
Insurance Claims: Insurance claims are recorded as incurred and represent the claimable expenses, net of deductibles, incurred through each balance sheet date, which are expected to be recovered from insurance companies.

(f)	Inventories: Inventories, which consist of bunkers, are stated at cost which is determined on a first-in, first out method. Lubes and spares are expensed as incurred.
(g)
Vessels and vessel improvements, at cost: Vessels are stated at cost, which consists of the contract price, and other direct costs relating to acquiring and placing the vessels in service. Major vessel improvements are capitalized and depreciated over the remaining useful lives of the vessels. Additionally, any fees paid to the Parent Company and its wholly-owned subsidiaries in relation to the purchase of vessels is added to the vessels' cost basis and depreciated over the remaining useful lives of the vessels. Refer to Note 3. Vessels and vessel improvements and Note 7. Related Party Transactions to the consolidated financial statements for further discussion. Depreciation is calculated on a straight-line basis over the estimated useful lives of the vessels based on the cost of the vessels reduced by the estimated scrap value of the vessels as discussed below.

(h)
Vessel lives and Impairment of Long-Lived Assets: The Company estimates the useful life of the Company's vessels to be 25 years from the date of initial delivery from the shipyard to the original owner. The useful lives of the Company's vessels are evaluated to determine if events have occurred which would require modification to their useful lives. In addition, the Company estimates the scrap value of the vessels to be $300 per light weight ton ("lwt").

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. When the estimate of undiscounted cash flows, excluding interest charges, expected to be generated by the use of the asset is less than its carrying amount, the Company will evaluate the asset for an impairment loss. Measurement of the impairment loss is based on the fair value of the asset as provided by third parties or discounted cash flow analysis. In this respect, management regularly reviews the carrying amount of the vessels in connection with the estimated recoverable amount for each of the Company's vessels. We did not recognize a vessel impairment charge for the years ended December 31, 2018 and December 31, 2017.

(i)
Accounting for Drydocking Costs: The Company follows the deferral method of accounting for drydocking costs whereby actual costs incurred are deferred and are amortized on a straight-line basis over the period through the date the next drydocking is required to become due, generally 30 months if the vessels are 15 years old or more and 60 months for the vessels younger than 15 years. Costs deferred as part of the drydocking include direct costs that are incurred as part of the drydocking to meet regulatory requirements. Certain costs are capitalized during drydocking if they are expenditures that add economic life to the vessel, increase the vessel’s earnings capacity or improve the vessel’s efficiency. Direct costs that are deferred include the shipyard costs, parts, inspection fees, steel, blasting and painting. Expenditures for normal maintenance and repairs, whether incurred as part of the drydocking or not, are expensed as incurred. Unamortized drydocking costs of vessels that are sold are written off and included in the calculation of the resulting gain or loss in the year of the vessels’ sale. Unamortized drydocking costs are written off as drydocking expense if the vessels are drydocked before the expiration of the applicable amortization period.

(j)
Deferred Financing Costs: Fees incurred for obtaining new loans or refinancing existing ones are deferred and amortized to interest expense over the life of the related debt using the effective interest method. Unamortized deferred financing costs are written off when the related debt is repaid or refinanced and such amounts are expensed in the period the repayment or refinancing is made. Such amounts are classified as a reduction of the long-term debt balance on the consolidated balance sheets. For our Super Senior Revolver Facility, as no amounts have been drawn, deferred financing fees of $285,342 and $190,000 have been classified as a non-current asset on the Consolidated Balance Sheet as of December 31, 2018 and December 31, 2017, respectively.

(k)
Accounting for Revenues and Expenses: Revenues generated from time charters and/or revenues generated from profit sharing arrangements are recognized on a straight-line basis over the term of the respective time charter agreements as service is provided and the profit sharing is fixed and determinable. Revenues generated from time charters linked to the Baltic Supramax index and/or revenues generated from profit sharing arrangements are recognized over the term of the respective time charter agreements as service is provided and the profit sharing is fixed and determinable.

Under voyage charters, voyage revenues for cargo transportation are recognized ratably over the estimated relative transit time of each voyage. Voyage revenue is deemed to commence upon the commencement of loading operations and is deemed to end upon the completion of discharge of the current cargo, provided an agreed non-cancellable charter between the Company and the charterer is in existence, the charter rate is fixed and determinable, and collectability is reasonably assured. Under voyage charters, voyage expenses such as bunkers, port charges, canal tolls, cargo handling operations and brokerage commissions are paid by the Company whereas, under time charters, such voyage costs are paid by the Company's customers. Vessel operating costs include crewing, vessel maintenance and vessel insurance. All voyage and vessel operating expenses are expensed as incurred on an accrual basis, except for commissions. Commissions are recognized over the related time or voyage charter period since commissions are earned as the Company's revenues are earned. Probable losses on voyages are provided for in full at the time such loss can be estimated.

We adopted ASC 606 as of January 1, 2018 utilizing the modified retrospective method of transition. We recorded an adjustment of approximately $0.6 million to increase our opening accumulated deficit and increase our unearned revenue and other current assets as well as to decrease accounts receivable on our Consolidated Balance Sheet on January 1, 2018.

(l)
Accounting for general and administrative expenses: General and administrative expenses represent the technical and management fees and overhead allocation owed by the Company under the existing management agreements to the Parent Company and its other wholly-owned subsidiaries.   Upon commencement of the management agreements, such costs are payable to the Parent Company, or other wholly-owned subsidiaries of the Parent Company.  Additionally, for periods prior to the commencement of the existing management agreements, the Company has reflected its estimate of the costs incurred to provide such services to the Company, and has reflected such costs as a component of general and administrative expenses and as additions to paid-in capital, as such costs will not be collected from the Company.  Management believes that such allocation of costs fairly represent the value of the services provided to the Company by the Parent Company and its subsidiaries.  Refer to Note 7. "Related Party Transactions" for further discussion.

(m)
Unearned Charter Hire Revenue: Unearned charter hire revenue represents cash received from charterers prior to the time such amounts are earned. These amounts are recognized as revenue as services are provided in future periods.

(n)	Repairs and Maintenance: All repair and maintenance expenses are expensed as incurred and are recorded in Vessel Expenses.
(o)
Protection and Indemnity Insurance: The Company’s Protection and Indemnity Insurance is subject to additional premiums referred to as "back calls" or "supplemental calls" which are accounted for on an accrual basis and are recorded in Vessel Expenses.

(p)
Federal Taxes: The Company is a Republic of the Marshall Islands Corporation and is a disregarded entity for US tax purposes and therefore not subject to United States federal taxes on United States source shipping income.

Impact of Recently Adopted Accounting Standards
Revenue Recognition
Our shipping revenues are principally generated from time charters and voyage charters. In a time charter voyage, the vessel is hired by the charterer for a specified period of time in exchange for consideration which is based on a daily hire rate. The charterer has the full discretion over the ports visited, shipping routes and vessel speed. The contract/charter party generally provides typical warranties regarding the speed and performance of the vessel. The charter party generally has some owner protective restrictions such that the vessel is sent only to safe ports by the charterer and carry only lawful or non hazardous cargo. In a time charter contract, the Company is responsible for all the costs incurred for running the vessel such as crew costs, vessel insurance, repairs and maintenance and lubes. The charterer bears the voyage related costs such as bunker expenses, port charges, canal tools during the hire period. The performance obligations in a time charter contract are satisfied over term of the contract beginning when the vessel is delivered to the charterer until it is redelivered back to the Company. The charterer generally pays the charter hire in advance of the upcoming contract period. The time charter contracts are considered operating leases and therefore do not fall under the scope of ASC 606 because (i) the vessel is an identifiable asset (ii) the Company does not have substantive substitution rights and (iii) the charterer has the right to control the use of the vessel during the term of the contract and derives the economic benefits from such use.
Voyage charters
In a voyage charter contract, the charterer hires the vessel to transport a specific agreed-upon cargo for a single voyage which may contain multiple load ports and discharge ports. The consideration in such a contract is determined on the basis of a freight rate per metric ton of cargo carried or occasionally on a lump sum basis. The charter party generally has a minimum amount of cargo. The charterer is responsible for any short loading of cargo or "dead" freight. The voyage contract generally has standard payment terms of 95% freight paid within three days after completion of loading. The voyage charter party generally has a "demurrage" or "despatch" clause. As per this clause, the charterer reimburses the Company for any potential delays exceeding the allowed laytime as per the charter party clause at the ports visited which is recorded as demurrage revenue. Conversely, the charterer is given credit if the loading/discharging activities happen within the allowed laytime which is despatch resulting in a reduction in revenue. In a voyage charter contract, the performance obligations begin to be satisfied once the vessel begins loading the cargo. The Company determined that its voyage charter contracts consist of a single performance obligation of transporting the cargo within a specified time period. Therefore, the performance obligation is met evenly as the voyage progresses. and the revenue is recognized on a straight line basis over the voyage days from the commencement of the loading of cargo to completion of discharge.
The voyage contracts are considered service contracts which fall under the provisions of ASC 606 because (i) the Company as the ship owner retains the control over the operations of the vessel such as directing the routes taken or the vessel speed. The voyage contracts generally have variable consideration in the form of demurrage or despatch. The amount of revenue earned as demurrage or despatch paid by the Company for the years ended December 31, 2018 and December 31, 2017 is not material.
The following table shows the revenues earned from time charters and voyage charters for the year ended December 31, 2018:

Year Ended
December 31, 2018

Time charters	$73,078,388
Voyage charters	73,119,122
$146,197,510

Contract costs
In a voyage contract, the Company bears all voyage related costs such as fuel costs, port charges and canal tolls. These costs are considered contract fulfillment costs because the costs are direct costs related to the performance of the contract and are expected to be recovered. The costs incurred during the period prior to commencement of loading the cargo, primarily bunkers, are deferred as they represent setup costs and recorded as a current asset and are amortized on a straight-line basis as the related performance obligations are satisfied
In May 2014, the FASB issued ASU 2014-09, which supersedes nearly all existing revenue recognition guidance under U.S. GAAP. The core principle is that a company should recognize revenue when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled for those goods or services. ASU 2014-09 defines a five-step process to achieve this core principle and, in doing so, more judgment and estimates may be required within the revenue recognition process than are required under existing U.S. GAAP. Under ASC 606, an entity is required to perform the following five steps: (1) identify the contract(s) with a customer; (2) identify the performance obligations of the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when (or as) the entity satisfied a performance obligation. Additionally, the guidance requires improved disclosures as to the nature, amount, timing and uncertainty of revenue that is recognized.
We adopted the provisions of ASC 606 on January 1, 2018 using the modified retrospective approach. As such, the comparative information has not been restated and continues to be reported under the accounting standards in effect for periods prior to January 1, 2018. Under the modified retrospective approach, the Company recognized the cumulative effect of adopting this standard as an adjustment amounting to $0.6 million to increase the opening balance of Accumulated Deficit as of January 1, 2018. The Company recognized $0.3 million of deferred costs which represents the costs such as bunker expenses incurred prior to commencement of loading are recorded within other current assets, a reduction of $0.6 million in accounts receivable and an increase of $0.3 million in unearned charter hire revenue which represents the Company's obligation to satisfy performance obligations which represents under the contract for which the Company has received consideration from the customer.
The adoption of the ASC 606 impacted the timing of recognition of revenue for certain ongoing spot voyage charter contracts, related voyage expenses and charter hire expenses. Under ASU 2014-09, revenue is recognized from when the vessel commences loading through the completion of discharge at the discharge port instead of recognizing revenue from the discharge of the previous voyage provided an agreed non-cancellable charter between the Company and the charterer is in existence, the charter rate is fixed and determinable, and collectability is reasonably assured. Any expenses incurred during the ballast portion of the voyage (time spent by the vessel traveling from discharge port of the previous voyage to the load port of the subsequent voyage) such as bunker expenses are deferred and are recognized on a straight-line basis over the charter period as the Company satisfies the performance obligations under the contract.
Further, the adoption of ASC 606 impacted the accounts receivable and unearned revenue on our Consolidated Balance Sheet as of December 31, 2018. Under ASC 606, receivables represent an entity's unconditional right to consideration, billed or unbilled. The Company determined that the performance obligations on its spot voyage charters do not begin to be satisfied unless the vessel arrives at the load port and commences loading the cargo. This impacted the amount of accounts receivable and unearned revenue recorded in our Consolidated Balance Sheet.
The following table presents the impact of the adoption of ASC 606 on our Consolidated Balance Sheet at December 31, 2018:

	As of December 31, 2018
	As Reported	Balances without Adoption of ASC 606	Effect of Change
Assets
Accounts receivable	$9,145,026	$9,734,055	$(589,029)
Other current assets	421,944	(15,850)	437,794
Liabilities
Unearned charter hire revenue	1,871,261	1,695,667	(175,594)
The following table presents the impact of the adoption of ASC 606 on our Consolidated Statement of Operations:

	Year ended December 31, 2018
	As Reported	Balances without Adoption of ASC 606	Effect of Change
Revenue, net	$146,197,510	$146,962,132	$(764,622)

Voyage expenses	32,969,227	33,135,384	(166,157)

Net income/(loss)	11,004,887	11,603,352	(598,465)
The cumulative effect of changes made to our opening Consolidated Balance Sheet on January 1, 2018 for the adoption of ASC 606:

	December 31, 2017	Effect of Adoption of ASC 606	January 1, 2018
Assets
Accounts receivable	$9,869,508	$(592,927)	$9,276,581
Other current assets (1)	126,837	332,415	459,252
Liabilities
Unearned charter hire revenue (2)	2,916,029	295,502	3,211,531
Stockholder's Equity
Accumulated deficit	(174,094,047)	(556,014)	(174,650,061)

(1) Under ASC 606, the contract fulfillment costs are deferred as a current asset and amortized as the related performance obligations are satisfied. The adjustment to Other current assets consists of bunker expenses of $0.3 million incurred to arrive at the load port for the voyages in progress as of January 1, 2018 to fulfill the performance obligations under the voyage contract.

(2) Under ASC 606, unearned charter hire revenue represents the consideration received for undelivered performance obligations. The Company recorded $0.3 million as an adjustment to unearned revenue on voyage in progress as of January 1, 2018. The Company recognized this revenue in the first quarter of 2018 as the performance obligations were met.

The adoption of ASC 606 had no impact on net cash provided by operating activities, investing activities and financing activities for the year ended December 31, 2018.

We adopted ASU No. 2016-18, "Statement of Cash Flows - Restricted Cash" ("ASU 2016-18") as of January 1, 2018, which requires that the statement of cash flows explain the change in the total of cash and cash equivalents and restricted cash. ASU 2016-18 was adopted retrospectively as of January 1, 2018 and $10.9 million of restricted cash has been aggregated with the cash and cash equivalents as of December 31, 2018. There was no retrospective adjustment made for the beginning-of-year and end-of-year as the Company did not have any restricted cash to aggregate for the year ended December 31, 2017.

Accounting Standards issued but not yet adopted.

The FASB has issued accounting standards that had not yet become effective as of December 31, 2018 and may impact the Company’s consolidated financial statements or related disclosures in future periods. Those standards and their potential impact are discussed below.

Accounting standards effective in 2019

In February 2016, the FASB issued ASU No. 2016-02, "Leases ( Topic 842)," as amended ("ASU No. 2016-02"), which revises the accounting for leases. Under the new guidance, lessees are required to recognize a right-of-use asset and a lease liability for substantially all leases. The new guidance will continue to classify leases as either financing or operating, with classification affecting the pattern of expense recognition. The accounting applied by a lessor under the new guidance will be substantially equivalent to current lease accounting guidance. Entities have the option to adopt the new guidance using a modified retrospective approach through an adjustment to retained earnings applied either to the beginning of the earliest period presented or the beginning of the period of adoption. The new guidance was effective January 1, 2019 and will be applied using a modified retrospective approach.

The most significant effects of adoption relate to the recognition of right-of-use assets and lease liabilities on our balance sheet for operating leases and providing new disclosures about our leasing activities. At the adoption date, there is no impact as the Company is not a lessee and does not have any long term agreements as a lessor.

Note 3. Vessels and vessel improvements

As of December 31, 2018, the Company’s operating fleet consisted of 27 dry bulk vessels.

On March 23, 2018, the Company signed a memorandum of agreement to sell the vessel Thrush for $10.7 million after brokerage commissions and associated selling expenses. The vessel was delivered to the buyers in the third quarter of 2018. The Company recorded a gain of $0.1 million. The net proceeds received for the sale of the vessel Thrush was deposited into a restricted account as per the bond terms under the Norwegian Bond Debt.

	December 31, 2018	December 31, 2017

Vessel and vessel improvements at the beginning of the year	$366,054,562	$363,093,345
Advance paid for purchase of Singapore Eagle	—	1,926,886
Sale of Vessels	(10,354,854)	—
Purchase of Vessels and vessel improvements	132,277	18,246,428
Depreciation Expense	(17,158,251)	(17,212,097)
Transfer to vessel held for sale	(8,458,444)	—
Vessel and vessel improvements at the end of the year	$330,215,290	$366,054,562

On December 13, 2018, the Company signed a memorandum of agreement to sell the vessel Condor for $6.5 million after brokerage commissions and associated selling expenses. The vessel was delivered to buyers in the first quarter of 2019. The Company expects to recognize a gain of $2.2 million. The Company recorded the carrying amount of the vessel as vessels held for sale in its Consolidated Balance Sheet as of December 31, 2018.

On January 4, 2019, the Company signed a memorandum of agreement to sell the vessel Merlin for $6.1 million after brokerage commissions and associated selling expenses. The vessel was delivered to the buyers in January 2019. The Company expects to record a gain of approximately $1.9 million in the first quarter of 2019. The Company recorded the carrying amount of the vessel as vessels held for sale in its Consolidated Balance Sheet as of December 31, 2018.

During 2018, the Company entered into a series of agreements to purchase 16 exhaust gas cleaning systems which are to be retrofitted on 16 of the Shipco Vessels. The projected cost, including the installation, is approximately $2.2 million per Shipco Vessel. The retrofitted Shipco Vessels will be able to burn high sulfur fuel after the implementation of the sulfur emission cap regulation set forth by the International Maritime Organization ("IMO") which will become effective on January 1, 2020. The Company recorded $7.7 million in Other assets in the consolidated balance sheet as of December 31, 2018.

During 2018, the Company entered into a contract for the installation of ballast water treatment systems ("BWTS") on our owned vessels. The projected costs, including installation, is approximately $0.5 million per BWTS. The Company intends to complete the installation during scheduled drydockings. The Company recorded $0.8 million in Other assets in the consolidated balance sheet as of December 31, 2018.

Note 4. Deferred Drydock costs

Drydocking activity is summarized as follows:

	December 31, 2018	December 31, 2017
Beginning Balance	$6,765,953	$7,273,179
Drydocking expenditures	3,639,118	2,579,110
Drydock write off for the sale of Thrush	(235,639)	—
Drydock amortization	(3,783,055)	(3,086,336)
Ending Balance	$6,386,377	$6,765,953

Note 5. Other Accrued liabilities

Other accrued liabilities consist of:

	December 31, 2018	December 31, 2017
Vessel and voyage expenses	$3,396,648	$3,884,368
Accrued deferred financing costs	19,942	944,000
Other expenses	270,485	203,149
Balance	$3,687,075	$5,031,517

Note 6. Debt

Long-term debt consists of the following:

	December 31, 2018	December 31, 2017
Norwegian Bond Debt	$196,000,000	$200,000,000
Debt discount and debt issuance costs - Norwegian Bond Debt	(5,530,845)	(6,049,671)
Norwegian Bond Debt, net of debt discount and debt issuance costs	190,469,155	193,950,329
Less: Current Portion - Norwegian Bond Debt	(8,000,000)	(4,000,000)
Total long-term debt	$182,469,155	$189,950,329

Norwegian Bond Debt

On November 28, 2017, Shipco issued $200,000,000 in aggregate principal amount of 8.25% Senior Secured Bonds ( the "Bonds" or the "Norwegian Bond Debt"), pursuant to those certain bond terms (the "Bond Terms"), dated as of November 22, 2017, by and between the Issuer and Nordic Trustee AS, as the Bond Trustee. After giving effect to an original issue discount of approximately 1% and deducting offering expenses of $3.1 million, the net proceeds from the issuance of the Bonds were approximately $195.0 million. These net proceeds from the Bonds were used to repay amounts outstanding including accrued interest under various debt facilities of a wholly-owned subsidiary of the Parent Company and to pay expenses associated with the refinancing transactions. Shipco incurred $1.3 million in other financing costs in connection with the transaction.

The Norwegian Bond Debt is guaranteed by the limited liability companies that are subsidiaries of the Issuer and the legal and beneficial owners of 27 security vessels (the "Shipco Vessels") in the Company’s fleet, and was secured by mortgages over such security vessels, a pledge granted by the Company over all of the shares of the Issuer, a pledge granted by the Issuer over all the shares in the Vessel Owners, certain charter contract assignments, certain assignments of earnings, a pledge over certain accounts, an assignment of insurances covering security vessels, and assignments of intra-group debt between the Parent Company and the Issuer or its subsidiaries.

Pursuant to the Bond Terms, interest on the Norwegian Bonds will accrue at a rate of 8.250% per annum on the nominal amount of each of the Norwegian Bonds from November 28, 2017, payable semi-annually on May 29 and November 29 of each year (each, an “Interest Payment Date”), commencing May 29, 2018. The Bonds will mature on November 28, 2022. On each Interest Payment Date from and including November 29, 2018, the Issuer must repay an amount of $4,000,000, plus accrued interest thereon. Any outstanding Norwegian Bonds must be repaid in full on the Maturity Date at a price equal to 100% of the nominal amount, plus accrued interest thereon.

The Issuer may redeem some or all of the outstanding Norwegian Bonds at any time on or after the Interest Payment Date in May 2020 (the “First Call Date”), at the following redemption prices (expressed as a percentage of the nominal amount), plus accrued interest on the redeemed amount, on any business day from and including:

Period	Redemption Price
First Call Date to, but not including, the Interest Payment Date in November 2020	104.125%
Interest Payment Date in November 2020 to but not including, the Interest Payment Date in May 2021	103.3%
Interest Payment Date in May 2021 to, but not including, the Interest Payment Date in November 2021	102.475%
Interest Payment Date in November 2021 to, but not including, the Interest Payment Date in May 2022	101.65%
Interest Payment Date in May 2022 to, but not including, the Maturity Date	100%

Prior to the First Call Date, the Issuer may redeem some or all of the outstanding Bonds at a price equal to 100% of the nominal amount of the Bonds plus a “make-whole” premium and accrued and unpaid interest to the redemption date.

If the Company experiences a change of control, each holder of the Bonds will have the right to require that the Issuer purchase all or some of the Bonds held by such holder at a price equal to 101% of the nominal amount, plus accrued interest.

The Bond Terms contain certain financial covenants that the Issuer’s leverage ratio defined as the ratio of outstanding bond amount and any drawn amounts under the Super Senior Facility less consolidated cash balance to the aggregate book value of the Shipco Vessels must not exceed 75% and its and its subsidiaries’ free liquidity must at all times be at least $12.5 million. The Company is in compliance with its financial covenants as of December 31, 2018.

On March 23, 2018, the Company signed a memorandum of agreement to sell the vessel Thrush for $10.8 million after brokerage commissions and associated selling expenses. Pursuant to the Bond Terms governing the Norwegian Bond Debt, the proceeds from the sale of vessels are to be held in a restricted account to be used for the financing of the acquisition of additional vessels by Shipco. As a result, the Company recorded the proceeds of the sale of Thrush as restricted cash at December 31, 2018 in the consolidated financial statements.

On November 6, 2018, the Company received the approval for an amendment to the Bond Terms to allow for the proceeds from the sale of the Shipco vessels for partial financing of Scrubbers to be retrofitted to the Shipco vessels. The Company incurred $0.6 million relating to the amendment. As of December 31, 2018, the Company did not use any of the proceeds received from sale of Shipco vessels for the financing of Scrubbers.

The Bond Terms also contain certain events of default customary for transactions of this type, including, but not limited to, those relating to: a failure to pay principal or interest; a breach of covenants, representation or warranty; a cross default to other indebtedness; the occurrence of certain bankruptcy and insolvency events; and the impossibility or unlawfulness of performance of the finance documents.

The Bond terms also contain certain exceptions and qualifications, among other things, limit the Company’s and the Issuer’s ability and the ability of the Issuer’s subsidiaries to do the following: make distributions; carry out any merger, other business combination, demerger or corporate reorganization; make substantial changes to the general nature of their respective businesses; incur certain indebtedness; incur liens; make loans or guarantees; make certain investments; transact with affiliates; enter into sale and leaseback transactions; engage in certain chartering-in of vessels; dispose of shares of Vessel Owners; or acquire the Bonds.

The Bonds were listed for trading on the Oslo Stock Exchange on May 15, 2018.

Super Senior Facility

On December 8, 2017, Shipco entered into the Super Senior Facility, which provides for a revolving credit facility in an aggregate amount of up to $15.0 million. The proceeds of the Super Senior Facility, which are currently undrawn, are expected, pursuant to the terms of the Super Senior Facility, to be used (i) to acquire additional vessels or vessel owners and (ii) for general corporate and working capital purposes of Shipco and its subsidiaries. The Super Senior Facility matures on August 28, 2022. Shipco paid $0.3 million as other financing costs in connection with the transaction.

As of December 31, 2018, the availability under the Super Senior Facility is $15.0 million.

The outstanding borrowings under the Super Senior Facility will bear interest at LIBOR plus 2.00% per annum and commitment fees of 40% of the applicable margin on the undrawn portion of the facility. For each loan that is requested under the Super Senior Facility, Shipco must repay such loan along with accrued interest on the last day of each interest period relating to the loan. Interest periods are for three months, six months or any other period agreed between Shipco and the Super Senior Facility Agent. Additionally, subject to the other terms of the Super Senior Facility, amounts repaid on the last day of each interest period may be re-borrowed.

Shipco’s obligations under the Super Senior Facility are guaranteed by the limited liability companies that are subsidiaries of Shipco and the legal and beneficial owners of 27 vessels in the Company’s fleet (the “Eagle Shipco Vessel Owners”), and will be secured by mortgages over such vessels, a pledge granted by the Company over all of the shares of Shipco, a pledge granted by Shipco over all the shares in the Eagle Shipco Vessel Owners, certain charter contract assignments, certain assignments of earnings, a pledge over certain accounts, an assignment of insurances covering security vessels, and assignments of intra-group debt between the Company and Shipco or its subsidiaries. The Super Senior Facility ranks super senior to the Bonds with respect to any proceeds from any enforcement action relating to security or guarantees for both the Super Senior Facility and the Bonds.

The Super Senior Facility contains certain covenants that, subject to certain exceptions and qualifications, among other things, limit Shipco’s and its subsidiaries’ ability to do the following: make distributions; carry out any merger, other business combination, or corporate reorganization; make substantial changes to the general nature of their respective businesses; incur certain indebtedness; incur liens; make loans or guarantees; make certain investments; transact other than on arm’s-length terms; enter into sale and leaseback transactions; engage in certain chartering-in of vessels; or dispose of shares of Eagle Shipco Vessel Owners. Additionally, Shipco’s leverage ratio must not exceed 75% and its and its subsidiaries’ free liquidity must at all times be at least $12.5 million. Also, the total commitments under the Super Senior Facility will be cancelled if (i) at any time the aggregate market value of the security vessels for the Super Senior Facility is less than 300% of the total commitments under the Super Senior Facility or (ii) if Shipco or any of its subsidiaries redeems or otherwise repays the Bonds so that less than $100.0 million is outstanding under the Bond Terms. The Company is in compliance with its financial covenants as of December 31, 2018.

The Super Senior Facility also contains certain events of default customary for transactions of this type, including, but not limited to, those relating to: a failure to pay principal or interest; a breach of covenants, representation or warranty; a cross default to other indebtedness; the occurrence of certain bankruptcy and insolvency events; the cessation of business; the impossibility or unlawfulness of performance of the finance documents for the Super Senior Facility; and the occurrence of a material adverse effect.

Interest rates

For the year ended December 31, 2018, the interest rate on the Norwegian Bond Debt was 8.25%. The weighted average effective interest rate including the amortization of debt discount and debt issuance costs for these periods was approximately 8.91%. For the year ended December 31, 2017, the weighted average effective interest rate was 8.84%. The interest expense for the year ended December 31, 2017 represents only interest expense from November 22, 2017 until December 31, 2017. Prior to November 22, 2017, the Company had no outstanding debt and the 26 guarantors served as security under outstanding debt facilities by Eagle Shipping.

Interest expense consisted of:

	Year ended
	December 31, 2018	December 31, 2017
Norwegian Bond Debt interest	$16,424,449	$1,558,333
Amortization of deferred financing costs	1,279,894	111,344
Commitment fees - Super Senior Revolver Facility	121,334	8,000
Total Interest Expense	$17,825,677	$1,677,677

Note 7. Related Party transactions

Shipco entered into a commercial and technical management agreement with Eagle Shipping LLC, a wholly-owned subsidiary of the Parent Company, on November 21, 2016 for performance of technical and commercial services at a fee of $150,000 per vessel per annum for commercial management services and $135,000 per vessel per annum for technical management services for one vessel. Additionally, Shipco is required to pay 1% of the purchase or sale price of every new vessel purchased or sold to Eagle Shipping LLC which amounted to $0.4 million for the year ended December 31, 2017, which is included in vessel and vessel improvements in the consolidated balance sheet as of December 31, 2017. An additional vessel was added to the agreement upon delivery of the Singapore Eagle in January 2017.

On December 8, 2017, Shipco cancelled the above existing agreement and entered into a new commercial and technical management agreement with Eagle Bulk Management LLC, a wholly-owned subsidiary of the Parent Company, for performance of technical and commercial services to 28 vessels owned by Shipco at a fee of $150,000 per vessel per annum for commercial management services and $135,000 per vessel per annum for technical management services. In addition, Shipco is required to pay 1% of the purchase or sale price of every new vessel purchased or sold which amounted to $0.1 million for a vessel sale during the year ended December 31, 2018, which was recorded in the Gain/loss on sale of vessel in the consolidated statement of operations for the year ended December 31, 2018. Shipco also entered into an overhead sharing agreement which provides for an additional fee allocation of cash general and administrative expenses of Eagle Bulk Management LLC, less the technical and commercial management fees already paid, based on relative vessel ownership days of Shipco to the total consolidated vessel ownership days of the Parent Company and all of its subsidiaries. The term of the agreements shall continue thereafter until terminated in writing by one of the parties. The agreement may be terminated with or without cause by any party upon 30 days' prior written notice to other parties.

For the year ended December 31, 2018, the Company incurred $7.9 million for technical and commercial management fees to Eagle Bulk Management LLC for the 28 vessels. Additionally, the Company incurred $7.3 million as an additional fee allocation per the overhead sharing agreement. As of December 31, 2018, the Company had $2.6 million of receivables due from affiliates of the Parent Company which is included in accounts receivable - related party in the consolidated balance sheet. It includes $1.4 million of accounts receivable from an affiliate of the Parent Company for a funds transfer which was repaid subsequent to year-end.

During 2017, the Company incurred $0.5 million for technical and commercial management fees from Eagle Shipping LLC, a wholly-owned subsidiary of the Parent Company, for the two vessels until December 8, 2017. For the period between December 8, 2017 and December 31, 2017, the Company incurred $0.5 million for technical and commercial management fees to Eagle Bulk Management LLC for 28 vessels. For the period between December 8 and December 31, 2017, the Company incurred $0.6 million as additional fee allocation as per the overhead sharing agreement. As of December 31, 2017, the Company owed $0.8 million to Eagle Bulk Management LLC which is included in accounts payable in the consolidated balance sheet.

For the year ended December 31, 2017, the Company was allocated $14.8 million for the period between January 1, 2017 and December 7, 2017, as its share of the total consolidated cash general and administrative expenses of the Parent Company and all of its subsidiaries on the same basis as the new commercial and technical management agreements, as well as the overhead sharing agreement, which was recorded as a capital contribution from the Parent Company in the statement of changes in stockholder's equity for the year ended December 31, 2017.

For the year ended December 31, 2017, Shipco entered into time charter agreements with Eagle Bulk Pte Ltd, a wholly-owned subsidiary of the Parent Company, where Eagle Bulk Pte. Ltd. chartered-in the vessels to perform third-party voyages. Shipco did not have any time charter agreements with Eagle Bulk Pte. Ltd. in 2018. For the year ended December 31, 2017, revenues included $14.1 million as internal charter hire income. As of December 31, 2018 and December 31, 2017, accounts receivable included zero and $41,830, respectively, as charter hire receivable from Eagle Bulk Pte. Ltd.

Note 8. Derivative instruments and Fair value Measurements

Forward freight agreements, bunker swaps and freight derivatives

The Company trades in forward freight agreements (“FFAs”) and bunker swaps, with the objective of utilizing this market as economic hedging instruments that reduce the risk of specific vessels to changes in the freight market. The Company’s FFAs and bunker swaps have not qualified for hedge accounting treatment. As such, unrealized and realized gains are recognized as a component of other expense in the consolidated statement of operations and other current assets and Fair value of derivatives in the consolidated balance sheets. Derivatives are considered to be Level 2 instruments in the fair value hierarchy.

The effect of non-designated derivative instruments on the consolidated statements of operations:

		For the year ended
Derivatives not designated as hedging instruments	Location of gain/(loss) recognized	December 31, 2018	December 31, 2017
FFAs	Other income/(expense)	$42,634	$(118,964)
Total		$42,634	$(118,964)

Derivatives not designated as hedging instruments	Balance Sheet Location	Fair value of derivatives
		December 31, 2018	December 31, 2017

FFAs - Unrealized loss	Fair value of Derivatives	$—	$(73,170)
		$—	$(73,170)

Cash Collateral Disclosures

The Company does not offset fair value amounts recognized for derivatives by the right to reclaim cash collateral or the obligation to return cash collateral. The amount of collateral to be posted is defined in the terms of respective master agreement executed with counterparties or exchanges and is required when agreed upon threshold limits are exceeded. As of December 31, 2018 and December 31, 2017, the Company posted cash collateral related to derivative instruments under its collateral security arrangements of $0 and $126,837, respectively, which is recorded within Other current assets in the consolidated balance sheets.

Fair Value Measurements

The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

Cash, cash equivalents and restricted cash-the carrying amounts reported in the consolidated balance sheets for interest-bearing deposits approximate their fair value due to their short-term nature thereof.

Debt-the carrying amounts of borrowings under the Norwegian Bond Debt (prior to application of the discount and debt issuance costs) including the revolving credit agreement approximate their fair value, due to the variable interest rate nature thereof.

The Company defines fair value, establishes a framework for measuring fair value and provides disclosures about fair value measurements. The fair value hierarchy for disclosure of fair value measurements is as follows:

Level 1 - Quoted prices in active markets for identical assets or liabilities. Our Level 1 non-derivatives include cash and money-market accounts.

Level 2 - Quoted prices for similar assets and liabilities in active markets or inputs that are observable. Our Level 2 non-derivatives include debt balances under the Norwegian Bond Debt.

Level 3 - Inputs that are unobservable (for example cash flow modeling inputs based on assumptions).

Assets and liabilities measured at fair value:

		Fair Value
	Carrying Value	Level 1	Level 2
December 31, 2018
Assets
Cash and cash equivalents [1]	$30,152,708	$30,152,708	$—
Liabilities
Norwegian Bond Debt *	$190,469,155	$—	$195,040,000

1 Includes restricted cash of $10.9 million
* The fair value of the Norwegian Bond Debt is based on the last trade on December 21, 2018 on Bloomberg.com.

		Fair Value
	Carrying Value	Level 1	Level 2
December 31, 2017
Assets
Cash and cash equivalents	$7,744,005	$7,744,005	$—
Liabilities
Norwegian Bond Debt *	$193,950,329	$—	$200,990,000

* The fair value of the Norwegian Bond Debt is based on the last trade on December 21, 2017 on Bloomberg.com.

Note 9. Commitments and Contingencies

Legal Proceedings

The Company is involved in legal proceedings and may become involved in other legal matters arising in the ordinary course of its business. The Company evaluates these legal matters on a case-by-case basis to make a determination as to the impact, if any, on its business, liquidity, results of operations, financial condition or cash flows.

Other Commitments

During 2018, the Company entered into a series of agreements to purchase 16 exhaust gas cleaning systems which are to be retrofitted on 16 of the Shipco Vessels. The projected cost, including the installation, is approximately $2.2 million per Shipco Vessel. The retrofitted Shipco Vessels will be able to burn high sulfur fuel after the implementation of the sulfur emission cap regulation set forth by the International Maritime Organization ("IMO") which will become effective on January 1, 2020. The Company recorded $7.7 million in Other assets in the consolidated balance sheet as of December 31, 2018.

During 2018, the Company entered into a contract for the installation of ballast water treatment systems ("BWTS") on our owned vessels. The projected costs, including installation, is approximately $0.5 million per BWTS. The Company intends to complete the installation during scheduled drydockings. The Company recorded $0.8 million in Other assets in the consolidated balance sheet as of December 31, 2018.

Note 10. Issuer only condensed financial statements

EAGLE BULK SHIPCO LLC (ISSUER ONLY)

CONDENSED BALANCE SHEETS

	December 31, 2018	December 31, 2017
ASSETS:
Current assets:
Cash and cash equivalents	$19,263,334	$7,391,945
Accounts Receivable - Related party	2,620,894	—
Prepaid expenses	42,509	18,615
Other current assets	—	126,837
Total current assets	21,926,737	7,537,397
Noncurrent assets:
Investment in subsidiaries	360,940,259	380,305,385
Restricted cash	10,878,968	—
Deferred financing costs - Super Senior Revolver Facility	285,342	190,000
Total noncurrent assets	372,104,569	380,495,385
Total assets	$394,031,306	$388,032,782
LIABILITIES & STOCKHOLDER'S EQUITY:
Current liabilities:
Accrued interest	$1,489,917	$1,566,333
Other accrued liabilities	124,411	944,000
Fair value of derivatives	—	73,170
Current portion of long-term debt - Norwegian Bond Debt	8,000,000	4,000,000
Total current liabilities	9,614,328	6,583,503
Noncurrent liabilities:
Norwegian Bond Debt, net of debt discount and debt issuance costs	182,469,155	189,950,329
Total noncurrent liabilities	182,469,155	189,950,329
Total liabilities	192,083,483	196,533,832
Commitment and contingencies
Stockholder's equity:
Common shares, zero par value, 100 shares authorized and issued	—	—
Paid-in Capital	365,592,997	365,592,997
Accumulated Deficit	(163,645,174)	(174,094,047)
Total Stockholder's equity	201,947,823	191,498,950
Total liabilities and Stockholder's equity	$394,031,306	$388,032,782

EAGLE BULK SHIPCO LLC (ISSUER ONLY)

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME/(LOSS)

	For the Years Ended
	December 31, 2018	December 31, 2017

Interest expense	$17,825,677	$1,677,677
Interest income	(160,547)	—
Other (income)/expense, net	(42,634)	118,964
Total other expenses, net	17,622,496	1,796,641
Equity in net income of subsidiaries	28,627,383	791,477
Net income/(loss) and comprehensive income/(loss)	$11,004,887	$(1,005,164)

EAGLE BULK SHIPCO LLC (ISSUER ONLY)

CONDENSED STATEMENTS OF CASH FLOWS

	For the Years Ended
	December 31, 2018	December 31, 2017
Net cash (used in)/provided by operating activities	$(18,905,670)	$600,231

Cash flows from investing activities:
Vessel purchases and improvements	—	(18,246,428)
Dividends received from subsidiaries	47,436,495	29,094,696
Net cash provided by investing activities	47,436,495	10,848,268

Cash flows from financing activities:
Proceeds from the Norwegian Bond Debt, net of discount	—	198,092,000
Repayment of Norwegian Bond Debt	(4,000,000)	—
Other financing costs	(1,780,468)	(3,499,014)
Return of capital to the Parent Company	—	(223,458,914)
Capital contribution from the Parent Company	—	22,746,428
Net cash used in financing activities	(5,780,468)	(6,119,500)
Net increase in cash and cash equivalents and restricted cash	22,750,357	5,328,999
Cash and cash equivalents and restricted cash at beginning of year	7,391,945	2,062,946
Cash and cash equivalents and restricted cash at end of year	$30,142,302	$7,391,945

Supplemental cash flow information:
Cash paid during the period for interest	$16,500,000	—
Accrued debt issuance costs	$19,942	$944,000

Notes to the Unconsolidated Condensed Financial Statements

Basis of Presentation

In the Issuer-only condensed financial statements, the Eagle Bulk Shipco LLC investment in subsidiaries is accounted for under the equity method of accounting. The paid-in capital represents capital contributions by the Parent Company.

Note 11. Subsequent Events

During the first quarter of 2019, the Company delivered the vessels Condor and Merlin to buyers pursuant to memorandum of agreements, dated December 13, 2018 and January 4, 2019, respectively. The Company expects to recognize a gain of $4.1 million in the first quarter of 2019.

Subsequent events have been evaluated by the Company through April 29, 2019, the date these consolidated financial statements were available to be issued.

Stamford, CT USA
29 April 2019

The Management of Eagle Bulk Shipco LLC

Name	Title

/s/ Gary Vogel	President and Chief Executive Officer (Principal Executive Officer)
Gary Vogel

/s/ Frank De Costanzo	Vice President, Secretary and Chief Financial Officer (Principal Financial and Accounting Officer)
Frank De Costanzo